Callaway Golf Company Announces Second Quarter 2016 Financial Results Including A 6.5% Increase In Net Sales And A 140% Increase In Earnings Per Share; Callaway Reaffirms 2016 Full Year Net Sales And Earnings Guidance

- Second quarter 2016 net sales increased 6.5% to $246 million compared to $231 million for the same period in 2015.

- Second quarter 2016 gross margins increased 90 basis points to 45.0% compared to 44.1% for the same period in 2015.

- Second quarter 2016 diluted earnings per share increased 140% to $0.36, including an $0.18 per share gain from the monetization of a small portion of the Company's strategic investment in Topgolf International, Inc.  Second quarter 2015 earnings per share was $0.15.

CARLSBAD, Calif., July 27, 2016 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced its second quarter 2016 financial results, including a 6.5% increase in net sales and a 140% increase in earnings per share compared to the same period in 2015. These results reflect the Company's continued brand strength, additional hard goods market share gains, increased gross margins and an $0.18 per share gain from the sale of a portion of the Company's investment in Topgolf International, Inc. The Company also reaffirmed its full year financial outlook for 2016 and provided financial guidance for the third quarter of 2016.

"We are pleased with our performance in the second quarter of 2016," commented Chip Brewer, President and Chief Executive Officer at Callaway Golf Company. "Despite softer than expected market conditions, we grew our net sales by 6.5% in the second quarter, which was led by increased sales in all product categories and in every major region. We also continued to realize benefits from the many initiatives we undertook during the last three years with gross margins improving 90 basis points and our realizing over $23 million in proceeds from the sale of a small portion of our Topgolf investment."

Mr. Brewer continued, "Overall, I believe we are performing well in the current environment as evidenced in part by our continued increase in U.S. hard goods dollar market share for the first half of this year. I also believe that we are on track to create long-term shareholder value through our improved core business as well as future growth from areas tangential to the golf equipment business such as our recently formed joint venture in Japan. For the balance of this year, however, there could be some additional market risk related to Brexit, the softer than expected market conditions and the impact of those factors on the golf specialty retail channel. Despite this potential short-term market risk, we believe our business is strong and we remain cautiously optimistic about the second half of the year and are therefore reaffirming our full year guidance."

Summary of Second Quarter 2016 Financial Results

For the second quarter of 2016, Callaway announced the following GAAP financial results, as compared to the same period in 2015 (in millions, except eps):

GAAP RESULTS
	Second Quarter 2016	Second Quarter 2015	Change
Net Sales	$246	$231	$15
Gross Profit/ % of Sales	$111 45.0%	$102 44.1%	$9 90 b.p.
Operating Expenses	$90	$83	$7
Pre-Tax Income	$36	$15	$21
EPS	$0.36	$0.15	$0.21

Despite softer than expected market conditions, the Company's 2016 second quarter net sales increased $15 million to $246 million, as compared to $231 million in the second quarter of 2015. The higher sales were led by increases in all major product categories, including woods, irons, putters, and balls. The Company's sales also increased in every major region, including the United States, Europe and Japan, as well as in the Rest of Asia. This sales performance resulted in increased market shares, including an increase in total U.S. hard goods dollar share for the first half of 2016. This is Callaway's highest first half share in over 10 years.

The Company's 2016 second quarter financial results also include improvements in gross margin and profitability. For the second quarter of 2016, the Company's gross margin increased 90 basis points to 45.0%, primarily as a result of improved operational efficiencies and higher average selling prices. The increase in sales and gross margin offset a $7 million increase in operating expenses related primarily to a planned shift in marketing expenses to the second and third quarters of 2016. As a result, operating income increased by 12% to $21 million for the second quarter of 2016 compared to $19 million in the same period in 2015.

The Company's diluted earnings per share increased to $0.36 for the second quarter of 2016 compared to $0.15 for the same period in 2015. The Company's earnings include an $18 million gain, or earnings per share of $0.18, on the second quarter sale of approximately 10% of the Company's investment in Topgolf. The Company continues to hold an approximate 15% ownership interest in Topgolf.

Summary of First Half 2016 Financial Results

For the first half of 2016, Callaway announced the following GAAP financial results, as compared to the same period in 2015 (in millions, except eps):

GAAP RESULTS
	First Half 2016	First Half 2015	Change
Net Sales	$520	$515	$5
Gross Profit/ % of Sales	$243 46.8%	$229 44.5%	$14 230 b.p.
Operating Expenses	$177	$173	$4
Pre-Tax Income	$76	$52	$24
EPS	$0.76	$0.54	$0.22

The Company's $520 million in net sales for the first half of 2016 increased by 1% compared to the first half of 2015. The Company's brand momentum and strength of its 2016 product line allowed the Company to overcome the softer than expected market conditions during the first half of 2016. In addition, the Company's gross margin for the first half of 2016 increased by 230 basis points to 46.8% from 44.5% for the first half of 2015. The gross margin improvements were driven by continued operational efficiencies as well as increased average selling prices. Operating expenses in the first half of 2016 remained flat at 34% of net sales when compared to operating expenses for the first half of 2015, resulting in a 19% increase in operating income in the first half of 2016.

Diluted earnings per share for the first half of 2016 increased by 41% to $0.76 from $0.54 in the first half of 2015. The Company's earnings for the first half of 2016 include an $18 million gain, or earnings per share of $0.18, on the second quarter sale of approximately 10% of the Company's investment in Topgolf International, Inc.

Business Outlook for 2016

The Company cautioned that there could be some increased market risk during the second half of 2016 related to Brexit, softer than expected market conditions and the impact of those factors on the golf specialty retail channel. The Company emphasized, though, that it was unclear to what extent, if any, those factors would impact the Company's business. Given the Company's increased market shares and performance during the first half of 2016, the Company is maintaining its full year guidance for 2016 as follows:

	2016 GAAP Estimate	2015 Actual
Net Sales	$855 - $880 million	$844 million
Gross Margins	44.5%	42.4%
Operating Expenses	$348 million	$331 million
Pre-Tax Income	$45 - $55 million	$20 million
Earnings Per Share	$0.40 - $0.50	$0.17

The Company does not anticipate that changes in foreign currency rates will have much impact on the Company's results for the full year. However, if the foreign currency rates were to weaken significantly against the U.S. Dollar during the second half of the year, the Company's financial results would be adversely affected. The Company's pre-tax income and earnings per share estimates for the full year 2016 include the $18 million gain ($0.18 per share) on the second quarter sale of a portion of its Topgolf investment. The Company's estimate for its full year 2016 earnings per share assumes a base of 95 million shares as compared to 85 million shares in 2015. The increased share count in 2016 is primarily the result of the conversion of the Company's convertible debt into equity in 2015. This estimate also includes taxes of approximately $6 million.

Third Quarter 2016

The Company currently estimates the following financial results for the third quarter of 2016.

	Third Quarter 2016 GAAP Estimate	Third Quarter 2015 Actual
Net Sales	$170 - $180 million	$176 million
Earnings Per Share	($0.15) – ($0.10)	($0.04)

Net sales for the third quarter of 2016 will benefit from the commencement of the joint venture in Japan in July 2016 and will be negatively impacted by a change in product launch timing in Japan as compared to 2015. The anticipated increase in loss per share in the third quarter of 2016 as compared to 2015 reflects the addition of operating expenses in 2016 related to the Japan joint venture, as well as a shift in marketing expense to the third quarter of 2016 and unusually low compensation expense in the third quarter of 2015. Given the seasonality of the Company's business, the Company is always in a loss position in the second half of the year. In 2016, the timing of the second half loss is such that a greater proportion of the loss will occur in the third quarter as compared to 2015 when a substantial majority of the loss occurred in the fourth quarter.

Conference Call and Webcast

The Company will be holding a conference call today at 2:00 p.m. PDT to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Wednesday, August 3, 2016. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information about its results excluding interest, taxes, depreciation and amortization expenses, as well as the gain on the sale of a portion of the Company's Topgolf investment.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated 2016 sales, gross margins, operating expenses, pre-tax income, taxes, and earnings per share (or related share count), as well as the Company's momentum, success of future products, growth opportunities, the investment in corporate or business development opportunities, future market conditions, and the creation of long-term shareholder value, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products, or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2015 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q, and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Robert Julian
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2016	December 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$67,619	$49,801
Accounts receivable, net	205,058	115,607
Inventories	151,446	208,883
Other current assets	15,052	17,196
Total current assets	439,175	391,487

Property, plant and equipment, net	53,399	55,808
Intangible assets, net	115,063	115,282
Investment in golf-related ventures	49,108	53,315
Other assets	15,780	15,332
Total assets	$672,525	$631,224

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$106,482	$122,620
Accrued employee compensation and benefits	25,433	33,518
Asset-based credit facility	5,331	14,969
Accrued warranty expense	6,172	5,706
Income tax liability	3,769	1,823
Total current liabilities	147,187	178,636

Long-term liabilities:	39,031	39,643
Total shareholders' equity	486,307	412,945
Total liabilities and shareholders' equity	$672,525	$631,224

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2016	2015
Net sales	$245,594	$230,504
Cost of sales	134,961	128,807
Gross profit	110,633	101,697
Operating expenses:
Selling	64,388	59,966
General and administrative	17,089	15,536
Research and development	8,288	7,603
Total operating expenses	89,765	83,105
Income from operations	20,868	18,592
Gain on sale of golf-related investments	17,662	—
Other income (expense), net	(2,488)	(3,957)
Income before income taxes	36,042	14,635
Income tax provision	1,937	1,817
Net income	$34,105	$12,818

Earnings per common share:
Basic	$0.36	$0.16
Diluted	$0.36	$0.15
Weighted-average common shares outstanding:
Basic	94,029	78,395
Diluted	95,893	94,913

	Six Months Ended June 30,
	2016	2015
Net sales	$519,647	$514,683
Cost of sales	276,622	285,720
Gross profit	243,025	228,963
Operating expenses:
Selling	127,674	126,285
General and administrative	32,633	31,635
Research and development	16,522	15,519
Total operating expenses	176,829	173,439
Income from operations	66,196	55,524
Gain on sale of golf-related ventures	17,662	—
Other income (expense), net	(8,025)	(3,432)
Income before income taxes	75,833	52,092
Income tax provision	3,338	3,455
Net income	$72,495	$48,637

Earnings per common share:
Basic	$0.77	$0.62
Diluted	$0.76	$0.54
Weighted-average common shares outstanding:
Basic	93,990	78,076
Diluted	95,658	94,406

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$72,495	$48,637
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,337	9,157
Deferred taxes, net	(347)	145
Share-based compensation	4,329	3,561
Gain on disposal of long-lived assets and deferred gain amortization	(124)	(510)
Gain on sale of golf-related investments	(17,662)	—
Debt discount amortization on convertible notes	—	395
Loss on foreign currency hedges	884	—
Changes in assets and liabilities	(50,151)	(94,052)
Net cash provided by (used in) operating activities	17,761	(32,667)

Cash flows from investing activities:
Proceeds from sale of investments in golf-related ventures	23,429	—
Proceeds from note receivable	3,104	—
Capital expenditures	(7,487)	(5,912)
Investment in golf-related ventures	(1,560)	—
Proceeds from sale of property, plant and equipment	20	2
Net cash provided by (used in) investing activities	17,506	(5,910)

Cash flows from financing activities:
(Repayments of) proceeds from asset-based credit facilities, net	(9,638)	27,364
Acquisition of treasury stock	(5,133)	(1,915)
Dividends paid	(1,882)	(1,565)
Exercise of stock options	2,096	5,330
Net cash (used in) provided by financing activities	(14,557)	29,214

Effect of exchange rate changes on cash and cash equivalents	(2,892)	(1,558)
Net increase (decrease) in cash and cash equivalents	17,818	(10,921)
Cash and cash equivalents at beginning of period	49,801	37,635
Cash and cash equivalents at end of period	$67,619	$26,714

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Sales by Product Category				Net Sales by Product Category
	Three Months Ended June 30,		Growth		Six Months Ended June 30,		Growth/(Decline)
	2016	2015	Dollars	Percent	2016	2015	Dollars	Percent
Net sales:
Woods	$50,478	$49,387	$1,091	2.2%	$136,548	$138,870	$(2,322)	(1.7)%
Irons	63,416	59,268	4,148	7.0%	122,648	120,813	1,835	1.5%
Putters	25,013	24,421	592	2.4%	54,763	55,366	(603)	(1.1)%
Gear/Accessories/Other	59,691	56,540	3,151	5.6%	117,276	115,723	1,553	1.3%
Golf balls	46,996	40,888	6,108	14.9%	88,412	83,911	4,501	5.4%
	$245,594	$230,504	$15,090	6.5%	$519,647	$514,683	$4,964	1.0%

	Net Sales by Region				Net Sales by Region
	Three Months Ended June 30,		Growth/(Decline)		Six Months Ended June 30,		Growth/(Decline)
	2016	2015	Dollars	Percent	2016	2015	Dollars	Percent
Net Sales
United States	$127,182	$121,974	$5,208	4.3%	$287,230	$290,597	$(3,367)	(1.2)%
Europe	36,923	35,181	1,742	5.0%	74,824	76,938	(2,114)	(2.7)%
Japan	40,551	32,439	8,112	25.0%	79,829	69,627	10,202	14.7%
Rest of Asia	20,137	19,011	1,126	5.9%	35,946	35,484	462	1.3%
Other foreign countries	20,801	21,899	(1,098)	(5.0)%	41,818	42,037	(219)	(0.5)%
	$245,594	$230,504	$15,090	6.5%	$519,647	$514,683	$4,964	1.0%

	Operating Segment Information				Operating Segment Information
	Three Months Ended June 30,		Growth		Six Months Ended June 30,		Growth
	2016	2015	Dollars	Percent	2016	2015	Dollars	Percent
Net Sales
Golf Club	$198,598	$189,616	$8,982	4.7%	$431,235	$430,772	$463	0.1%
Golf Ball	46,996	40,888	6,108	14.9%	88,412	83,911	4,501	5.4%
	$245,594	$230,504	$15,090	6.5%	$519,647	$514,683	$4,964	1.0%

Income before income taxes:
Golf clubs	$23,402	$22,051	$1,351	6.1%	$68,348	$62,990	$5,358	8.5%
Golf balls	8,801	6,639	2,162	32.6%	19,364	14,047	5,317	37.9%
Reconciling items(1)	3,839	(14,055)	17,894	(127.3)%	(11,879)	(24,945)	13,066	(52.4)%
	$36,042	$14,635	$21,407	146.3%	$75,833	$52,092	$23,741	45.6%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended June 30,					Six Months Ended June 30,
	2016	2016	2016	2015		2016	2016	2016	2015
	As Reported	Topgolf Gain	Pro Forma	As Reported		As Reported	Topgolf Gain	Pro Forma	As Reported
Net sales	$245,594	$—	$245,594	$230,504		$519,647	$—	$519,647	$514,683
Gross profit	110,633	—	110,633	101,697		243,025	—	243,025	228,963
% of sales	45.0%	—%	45.0%	44.1%		46.8%	—%	46.8%	44.5%
Operating expenses	89,765	—	89,765	83,105		176,829	—	176,829	173,439
Income from operations	20,868	—	20,868	18,592		66,196	—	66,196	55,524
Other income (expense), net	15,174	17,662	(2,488)	(3,957)		9,637	17,662	(8,025)	(3,432)
Income before income taxes	36,042	17,662	18,380	14,635		75,833	17,662	58,171	52,092
Income tax provision	1,937	—	1,937	1,817		3,338	—	3,338	3,455
Net income	$34,105	$17,662	$16,443	$12,818		$72,495	$17,662	$54,833	$48,637

	2016 Trailing Twelve Month Adjusted EBITDA					2015 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	September 30,	December 31,	March 31,	June 30,		September 30,	December 31,	March 31,	June 30,
	2015	2015	2016	2016	Total	2014	2014	2015	2015	Total
Net income (loss)	$(3,617)	$(30,452)	$38,390	$34,105	$38,426	$(1,134)	$(41,539)	$35,819	$12,818	$5,964
Interest expense, net	3,520	868	621	347	5,356	2,037	1,764	2,021	1,936	7,758
Income tax provision	1,547	493	1,401	1,937	5,378	304	1,980	1,638	1,817	5,739
Depreciation and amortization expense	4,193	4,029	4,157	4,180	16,559	5,222	4,857	4,703	4,454	19,236
EBITDA	$5,643	$(25,062)	$44,569	$40,569	$65,719	$6,429	$(32,938)	$44,181	$21,025	$38,697
Gain on sale of Topgolf investments	—	—	—	17,662	17,662	—	—	—	—	—
Adjusted EBITDA	$5,643	$(25,062)	$44,569	$22,907	$48,057	$6,429	$(32,938)	$44,181	$21,025	$38,697

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